Exhibit 4

República Oriental del Uruguay

Ministerio de Economía y Finanzas

Montevideo, May 17, 2024

Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

United States of America

Ladies and Gentlemen:

I have acted as Legal Counsel to the Ministry of Economy and Finance of República Oriental del Uruguay (the “Republic” or “Uruguay”) in connection with the Republic’s offering pursuant to the registration statement (File no. 333-270970) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under Schedule B of the Securities Act, of of an additional Ps.11,554,800,000 aggregate principal amount of its 9.750% Global Bonds due 2033 (the “Ps. Bonds”), and Ps.57,809,486,000 aggregate principal amount of its 3.400% UI Global Bonds due 2045 (the “UI Bonds”, and together with the Ps. Bonds, the “Bonds”), which were issued under an indenture dated as of October 27, 2015 (the “Indenture”), between the Republic and The Bank of New York Mellon, as trustee.

The Registration Statement, as of May 6, 2024, the date on which the most recent Form 18-K was filed as an amendment thereto, insofar as they relate to the Bonds (as determined for purposes of Rule 430B(f)(2) under the Securities Act), but excluding the documents incorporated by reference therein, are herein called the “Registration Statement”; the related prospectus dated July 5, 2023, included in the Registration Statement, but excluding the documents incorporated by reference therein, is herein called the “Base Prospectus”; the preliminary prospectus supplement dated May 8, 2024 relating to the Ps. Bonds and the preliminary prospectus supplement dated May 8, 2024 relating to the UI Bonds, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, are together herein called the “Preliminary Prospectus Supplements”; and the related prospectus supplement dated May 8, 2024 relating to the Ps. Bonds (the “Final Ps. Prospectus Supplement”) and the prospectus supplement dated May 8, 2024 relating to the UI Bonds (the “Final UI Prospectus Supplement”), as filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, are together herein called the “Final Prospectus Supplements.” The Base Prospectus and the Preliminary Prospectus Supplements together are herein called the “Pricing Prospectuses,” and the Base Prospectus and the Final Prospectus Supplements together are herein called the “Final Prospectuses.”

In arriving at the opinions expressed below, I have reviewed the following documents:

(i)	The Registration Statement, the Base Prospectus and the Preliminary Prospectus Supplements;

(ii) copies of the executed Indenture;

(iii) copies of the Bonds in global form, as executed by the Republic;

(iv) all relevant provisions of the Constitution of Uruguay and all relevant laws and orders under which the issuance of the Bonds have been authorized, including but not limited to the following (English translations of which are attached as exhibits hereto):

1)	the Constitution of República Oriental del Uruguay, in particular Article 85(6),

2)	Law 19,924 dated December 18, 2020, Articles 697 to 701,

3)	Law 20,212, dated November 6, 2023, Article 587,

(v) the following Decree and Resolution of the Republic and of the Ministry of Economy and Finance, respectively, under which the issuance of the Bonds have been authorized (translations of which are attached as exhibits hereto):

1)	Decree No. 123/024 of the Executive Power of the Republic, dated May 6, 2024; and

2)	Resolution of the Ministry of Economy and Finance, dated May 6, 2024;

(vi) all such other documents, instruments and rules as I have deemed necessary as a basis for the opinion hereinafter expressed.

It is my opinion that under, and with respect to, the present laws of the Republic, the Bonds have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Indenture, constitute valid and legally binding obligations of the Republic in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to Amendment No. 1 to the Republic’s Annual Report on Form 18-K for the Fiscal Year ended December 31, 2023. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

[Signature page follows]

Very truly yours,

/s/ Gabriela Tobías Pedronzo

Dra. Gabriela Tobías Pedronzo
Counsel to the Ministry of
Economy and Finance of the
Republic of Uruguay

[Signature Page to MEF Post-Effective Legality Opinion]

EXHIBITS

NATIONAL CONSTITUTION English translation of excerpt

English Translation

https://www.impo.com.uy/bases/constitucion/1967-1967/85

Article 85.- It is within the scope of the General Assembly: …

6) To authorize, at the request of the Executive Power, the National Public Debt, consolidate the same, designate its guarantees and regulate the public credit, being it required in the first three cases, the absolute majority vote of all the members of each Chamber.

—————————————————————————————————————————————————————

Law Nº 19,924

NATIONAL BUDGET FOR SALARIES, EXPENSES AND INVESTMENTS. YEAR 2020-2024

English Translation

https://www.impo.com.uy/bases/leyes/19924-2020

LEGISLATIVE POWER

The Senate and the Chamber of Representatives of the Republic of Uruguay having met together as General Assembly

DECREE:

SECTION VIII

MISCELLANEOUS PROVISIONS

Article 697.-

For the purposes of Section 696 of this Law, total net indebtedness of the Central Government is understood as the total issuance of public market debt securities and loan disbursements from financial institutions and multilateral credit organizations, deducting the contractual or anticipated amortizations and cancellations of public debt securities and loans, as well as the variation of financial assets of the Central Government during the exercise.

Article 698.-

The Ministry of Economy and Finance will publish quarterly the evolution of the net debt accumulated in the course of the year, as established in Sections 696 and 697 of this Law.

Article 699.-

In the event of situations of serious economic slowdown, substantial changes in relative prices, emergency situations or national disasters, the annual maximum referred to in Section 696 may be increased by up to 30% (thirty percent), reporting to the General Assembly of the Legislative Power and without altering the limit set for the following fiscal year.

The authorities of the Ministry of Economy and Finance, representing the Central Government, must appear before the General Assembly within a period of no more than thirty calendar days after invoking the safeguard clause, in order to report the reasons to activate this clause.

Article 700.-

The evaluation of compliance with the provisions of article 696 of this law, at the end of each year, will be carried out once the figures corresponding to the last quarter of the respective year are available, reporting to the General Assembly of the Legislative power.

Article 701.-

For the purposes of controlling the maximum amounts of annual net indebtedness referred to in Article 696 of this law, the liabilities incurred and debt repayments made in a currency other than the United States dollar will be valued at the exchange rate in effect at the close of the business day on which the transaction was settled, based on the arbitrations defined by the Central Bank of Uruguay. For debt, contracted or amortized, expressed in other units of account in local currency, the official quotes published by the competent bodies will be applied.

Sessions Room of the Chamber of Representatives, in Montevideo, on 10 December 2020.

(signed) MARTÍN LEMA

President

FERNANDO RIPOLL FALCONE

Secretary

Presidency of the Republic of Uruguay

MINISTRY OF INTERIOR

MINISTRY OF FOREIGN AFFAIRS

MINISTRY OF ECONOMY AND FINANCE

MINISTRY OF NATIONAL DEFENSE

MINISTRY OF EDUCATION AND CULTURE

MINISTRY OF TRANSPORTATION AND PUBLIC WORKS

MINISTRY OF LABOR AND SOCIAL SECURITY

MINISTRY OF PUBLIC HEALTH

MINISTRY OF LIVESTOCK, AGRICULTURE AND FISHERIES

MINISTRY OF TOURISM

MINISTRY OF HOUSING AND TERRITORIAL ORDER

MINISTRY OF SOCIAL DEVELOPMENT

MINISTRY OF ENVIRONMENT

Montevideo, 18 December, 2020.

Law Nº 20,212

APPROVAL OF RENDITION OF ACCOUNTS AND BALANCE OF BUDGET EXECUTION (BUDGET REVIEW). FISCAL YEAR 2022.

English Translation

https://www.impo.com.uy/bases/leyes/20212-2023/587

LEGISLATIVE POWER

The Senate and the Chamber of Representatives of the Republic of Uruguay having met together as General Assembly

DECREE:

SECTION VIII

MISCELLANEOUS PROVISIONS

Article 587

For the purposes of the provisions of paragraph 6) of article 85 of the Constitution of the Republic, the Central Government is authorized to contract a total of net indebtedness for the year 2024, which may not exceed the equivalent of US$ 2,300.000,000 (two thousand three hundred million dollars of the United States of America).

The provisions contained in articles 697 to 701 of Law No. 19,924, of December 18, 2020, will be applicable, as pertinent.

Session Room of the House of Representatives, in Montevideo, on November 1st, 2023.

SERGIO BOTANA,

President.

Fernando Ripoll Falcone,

Gustavo Sanchez Piñeiro

Secretary.

MINISTRY OF INTERIOR

MINISTRY OF FOREIGN AFFAIRS

MINISTRY OF ECONOMY AND FINANCE

MINISTRY OF NATIONAL DEFENSE

MINISTRY OF EDUCATION AND CULTURE

MINISTRY OF TRANSPORTATION AND PUBLIC WORKS

MINISTRY OF INDUSTRY, ENERGY AND MINING

MINISTRY OF LABOR AND SOCIAL SECURITY

MINISTRY OF PUBLIC HEALTH

MINISTRY OF LIVESTOCK, AGRICULTURE AND FISHERIES

MINISTRY OF TOURISM

MINISTRY OF HOUSING AND LAND ORDERING

MINISTRY OF SOCIAL DEVELOPMENT

ENVIRONMENT MINISTRY

Montevideo, November 6, 2023

2024-5-1-0002627

GTP/A-MR

Nº 123/024

MINISTRY OF ECONOMY AND FINANCE

Montevideo, May 6th, 2024

IN VIEW OF: the technical report of the Debt Management Unit Division of the Ministry of Economy and Finance, regarding the access of the Oriental Republic of Uruguay to the international capital market;

AS A RESULT: I) that in it the convenience and opportunity of a new issue of debt securities of the Oriental Republic of Uruguay governed by foreign law in the international market, denominated in Indexed Units and/or in Uruguayan Pesos and/or in Dollars of the United States of America is realized; as well as the possibility of carrying out, concomitantly, the repurchase of debt securities of the Oriental Republic of Uruguay denominated in Indexed Units and/or Dollars of the United States of America governed by foreign law; and/or the repurchase of Treasury Notes denominated in Indexed Units and Monetary Regulation Bills issued by the Central Bank of Uruguay, governed by Uruguayan law;

II) that in the sense indicated, the Ministry of Economy and Finance, through the Debt Management Unit Division, has received proposals from leading financial institutions, detailing the terms and conditions for the possible issuance of debt securities, to be placed in the international market and, the repurchase and exchange of debt securities governed by foreign law;

III) that of the individual proposals received, the most convenient are those presented by the firms ITAU BBA USA SECURITIES INC., SANTANDER US CAPITAL MARKETS LLC y HSBC SECURITIES (USA) INC.;

WHEREAS: I) that the joint proposal and recommendation presented by the aforementioned financial institutions is satisfactory;

II) that such institutions have a significant presence and participation in the international capital markets and with a satisfactory background in terms of placement of sovereign issuances of public debt securities in those markets;

WITH REGARD TO: what has been advised by the Debt Management Unit Division of the Ministry of Economy and Finance, and what is set forth in numeral 8), literal D), of article 482 of Law No. 15,903, dated November 10, 1987, amended by article 314 of Law No. 19,889, dated July 9, 2020, articles 697 to 701 of Law No. 19,924, dated December 18, 2020 and article 587 of Law No. 20,212, dated November 6, 2023;

THE PRESIDENT OF THE REPUBLIC

D E C R E E S :

ARTICLE 1.- The issuance of debt securities of the Oriental Republic of Uruguay denominated in Indexed Units and/or in Uruguayan Pesos and/or in Dollars of the United States of America, payable in United States dollars in the international market and governed by foreign law, with a maturity term that may be between 5 (five) and 40 (forty) years. The total amount of the aforementioned issuance will be up to US$ 2,000:000,000 (dollars of the United States of America two billion) equivalent, and that will be adjusted to the other conditions established in the present Decree, in the respective Resolution of the Ministry of Economy and Finance and those that result from the market on the date of placement of the issuance.

The expected issuance date will be no later than December 31, 2024.

ARTICLE 2º.-The debt securities to be issued will be nominative and will bear the printed signatures of the Minister of Economy and Finance and the Accountant General of the Nation; they will be placed in the international market in the manner and conditions required in said market.

ARTICLE 3º.- Authorizes to use, totally or partially, the proceeds from this issuance of debt securities of the Republic, for the purposes of the repurchase operations of the debt securities provided for in Result I) of this Decree, including in all cases, the accrued and unpaid interests at the date of the repurchase, under the conditions indicated by the Ministry of Economy and Finance, in accordance with the offers received according to the offer documents and other documents related to it, to be approved by the aforementioned Secretary of State.

Empower the Ministry of Economy and Finance to modify the conditions of the repurchase offer while the operation has not concluded.

ARTICLE 4º.- The interest payments and/or the repurchase corresponding to the totality of the debt instruments referred to in this Decree, as well as the commissions and expenses for any other concept that the administration and placement of these demand, will be attended to by the Central Bank of Uruguay in its capacity as Financial Agent of the State and, through the paying agent(s) designated or agreed upon.

ARTICLE 5º.- Authorizes the issuance of provisional or global certificates representative of the debt securities until their final issuance if they are necessary.

ARTICLE 6º.- Expenses for issuance, printing, listing, fund transfers, commissions, dissemination of the operation to the local and international community, as well as all other expenses typically necessary for the issuance, administration and placement of these debt securities and eventual repurchase, will be attributable to resources from their own placement.

ARTICLE 7º.- Commits the Ministry of Economy and Finance to negotiate and sign, on behalf of the Republic, all relevant contracts and documents required for the purposes of the operations provided for in this Decree.

The Central Bank of Uruguay, in its capacity as State Financial Agent, will carry out the pertinent procedures to make the operations effective.

The representation of the State will be exercised, indistinctly, by the Minister of Economy and Finance, Ec. Azucena Arbeleche, the Undersecretary of the Ministry of Economy and Finance, Cr. Alejandro Irastorza, the Director of Economic Policy, Ec. Marcela Bensión and the Director of the Public Debt Management Unit Division of the Ministry of Economy and Finance, Ec. Herman Kamil.

ARTICLE 8º.- Entrusts Dra. Gabriela Tobias Pedronzo and Drs. Marcos Álvarez Rego and Fernando Scelza Martínez, indistinctly, in their status as Legal Advisors of the Ministry of Economy and Finance, the drafting and signing of the corresponding legal opinions.

ARTICLE 9º.- Entrusts the General Director of the Ministry of Economy and Finance, Dr. Mauricio di Lorenzo, the Assistant to the General Director of the Secretary, Dra. Gabriela Torres, and the General Accountant of the Nation, Cra. Magela Manfredi, indistinctly, the issuance of the pertinent records and certifications.

ARTICLE 10º.- To be notified and filed.

(Signed)	(Signed)
Azucena Arbeleche	Beatriz Argimón
Vice-President of the Republic in exercise of the presidency of the Republic

2024-5-1-0002627

GTP/A-MB

MINISTRY OF ECONOMY AND FINANCE

Montevideo, May 6, 2024

IN VIEW OF: the Decree Nº 123/024, dated May 6, 2024;

AS A RESULT: I) that by article 1 of the mentioned Decree, the issuance of debt securities of the Oriental Republic of Uruguay denominated in Indexed Units and/or in Uruguayan Pesos and/or in Dollars of the United States of America, payable in United States dollars in the international market and governed by foreign law, with a maturity term that may be between 5 (five) and 40 (forty) years. The total amount of the aforementioned issuance will be up to US$ 2,000:000,000 (dollars of the United States of America two billion) equivalent, and that will be adjusted to the other conditions established in the present Decree, in the respective Resolution of the Ministry of Economy and Finance and those that result from the market on the date of placement of the issuance;

II) that by article 4 of the mentioned Decree, it was authorized to use, totally or partially, the proceeds from this issuance of debt securities of the Republic, for the purposes of the repurchase operations of the debt securities provided for in Result I) of the aforementioned Decree, including in all cases, the accrued and unpaid interests at the date of the repurchase, under the conditions indicated by the Ministry of Economy and Finance, in accordance with the offers received according to the offer documents and other documents related to it, to be approved by the aforementioned Secretary of State;

III) that by article 7 of the aforementioned Decree, the Ministry of Economy and Finance was commissioned to negotiate and sign, on behalf of the Republic, all relevant contracts and documents by the appointed the Minister of Economy and Finance, Ec. Azucena Arbeleche, the Undersecretary of the Ministry of Economy and Finance, Cr. Alejandro Irastorza, the Director of Economic Policy, Ec. Marcela Bensión and the Director of the Debt Management Unit Division of the Ministry of Economy and Finance, Ec. Herman Kamil, to exercise, indistinctly, the representation of the State in the aforementioned operations;

WHEREAS: that it corresponds to determine the amounts, conditions, modalities of integration and date of the operation referred to in Result I) and II) of this Resolution; as well as approve the contracts to be signed with ITAU BBA USA SECURITIES INC., SANTANDER US CAPITAL MARKETS LLC y HSBC SECURITIES (USA) INC., and other prospectuses and documents necessary to carry out all the aforementioned operations and approve the document to be signed with the Central Bank of Uruguay and the informative memorandum of the local operation which determines the terms and conditions applicable to the repurchase;

WITH REGARD TO : that which has been previously arranged;

2024-5-1-0002627

THE MINISTRY OF ECONOMY AND FINANCE

R E S O L V E S :

1º) To proceed to the issuance of debt securities of the Republic of Uruguay in the international market, governed by foreign law, for a total amount of up to the equivalent of US$ 2,000:000,000 (dollars of the United States of America two billion), according to the conditions detailed in the Annexes, which are attached and forms integral part of this Resolution.

2°) To approve the contracts to be signed with ITAU BBA USA SECURITIES INC., SANTANDER US CAPITAL MARKETS LLC y HSBC SECURITIES (USA) INC., and the other documents and prospectuses necessary to carry out all the operations provided for in the Decree cited in the View of this Resolution.

3º) Transfer to the Debt Management Unit Division of this Secretary of State, for the purposes of the corresponding communication. Fulfilled, file.

ANNEX I

Instrument: Debt Securities in Uruguayan Pesos, called “Global Bonds in Uruguayan Pesos – 4a. Series” (Reopening).

Currency: Uruguayan Pesos (nominal fixed rate), payable in US dollars.

Issue date: July 20, 2023.

Term: 10 years

Expiration date: July 20, 2033.

Amortization: payable at maturity

Issued amount: the equivalent of US$ 300:000,000 (three hundred million United States dollars).

I. Characteristics of the debt title:

II.

III. The minimum denomination of the so-called “Global Bonds in Uruguayan Pesos – 4a. Series” Reopening, shall not be less than $U 1,000.00 (Uruguayan pesos thousand).

IV.

V. The interest accrued by the aforementioned Global Bonds will be paid semi-annually in United States dollars.

VI.

VII. The first interest due date of the so-called “Global Bonds in Uruguayan Pesos – 4th. Series” Reopening, will take place on the 20 day of July, 2024.

ANNEX II

Instrument: Debt Securities in Uruguayan Pesos, called “Global Bonds in Adjustable Pesos – Eighth Series”.

Currency: denominated in Adjustable Uruguayan Pesos in Indexed Units, payable in dollars of the United States of America.

Issue date: May 16, 2024.

Term: 21 years

Expiration date: May 16, 2045.

Amortization: payable on May 16, 2043, May 16, 2044 and May 16, 2045 in equal and consecutive installments on the dates indicated above.

Issued amount: the equivalent of US$ 1.500:921.331 (one billion five hundred million nine hundred twenty-one thousand three hundred thirty-one dollars of the United States of America).

Characteristics of the debt title:

The aforementioned Global Bonds will be readjusted according to the variation in the value of the Indexed Unit, as defined in Law No. 17.761 of May 12, 2004.

The minimum denomination of the so-called “Global Bonds in Adjustable Pesos – Eighth Series”, shall not be less than $U 1,000.00 (Uruguayan pesos thousand).

The interest accrued by the aforementioned Global Bonds will be paid semi-annually in United States dollars.

The first interest due date of the so-called “Global Bonds in Adjustable Pesos – Eighth Series”, will take place on the 16 day of November, 2024